Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Jewett-Cameron Trading Company Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

AJB INVESTMENT FUND II, LP
By:  AJB Capital LLC, as General Partner

 By:  /s/ Adam Bradley
  Adam Bradley, Manager

AJB CAPITAL, LLC

 By:  /s/ Adam Bradley
  Adam Bradley, Manager

/s/ Adam Bradley
 Adam Bradley

/s/ Melinda Bradley
 Melinda Bradley

Date: May 18, 2026